SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

__________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) of the
SECURITIES EXCHANGE ACT OF 1934

February 22, 2008

FALCON NATURAL GAS CORP.
(Exact Name of Registrant as Specified in Charter)

Nevada	000-50229	88-0471263
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

Westchase Center, 2500 City West Blvd, Suite 300, Houston, Texas	77042
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code:	(713) 267-2240

Not Applicable
(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act  (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 22, 2008 (the “Effective Date”), the Board of Directors of Falcon Natural Gas Corporation, a Nevada corporation (the “Company”) appointed Mr. John T. Ruddy to serve as a Director and the Sole Officer of the Company, effective as of the Effective Date. On the Effective Date, Saul S. Deutsch resigned as Director and Chief Financial Officer of the Company, and Tovey & Company resigned as a consultant to the Company, effective as of the Effective Date.

Mr. Ruddy has served as the President, Chief Executive Officer and Chief Financial Officer of Lite King, Inc. (LKNG.PK) since November 2006 and as a member of its Board of Directors since 2004. Mr. Ruddy has served as Chief Executive Officer, Chief Financial Officers and as a Director of Nanoscience Technologies, Inc. (NANS.OB) since March 13, 2008. Mr. Ruddy has also served as the President, Chief Executive Officer, Chief Financial Officer and as a member of the Board of Directors of Americana Distribution, Inc. (ADBN.PK) since May 21, 2007. He has served as a Managing Director for Highgate House, LLC since January 2006 and has also served as a Captain at the Jersey City Fire Department since 1995. Mr. Ruddy had served as a Director of Bio-One Corp. from July 2005 until December 2005. Mr. Ruddy earned a B.A. from Rutgers University in 1994.

Item 8.01 Other Events.

On May 15, 2008, the Company announced that the operator in the Wyandotte Estate secured a rig from Nabors, to begin drilling on the site by May 19, 2008. Drilling is expected to take approximately ninety (90) days.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 15, 2008	Falcon Natural Gas Corp.

By: /s/ John T. Ruddy
Name: John T. Ruddy
Title: Sole Officer

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